Exhibit 10.28

AMENDMENT NO. 3

TO

SECOND AMENDED AND

RESTATED FLOOR PLAN CREDIT AGREEMENT

This Amendment No. 3 to Second Amended and Restated Floor Plan Credit Agreement (this “Amendment”) is executed as of January 17, 2006, by LAZY DAYS’ R.V. CENTER, INC., a Florida corporation (the “Company”), BANK OF AMERICA, N.A. (successor by merger to Banc of America Specialty Finance, Inc.), as Administrative Agent and as Collateral Agent, and BANK OF AMERICA, N.A. (successor by merger to Banc of America Specialty Finance, Inc.) and KEYBANK NATIONAL ASSOCIATION, as Lenders, to amend the SECOND AMENDED AND RESTATED FLOOR PLAN CREDIT AGREEMENT, originally dated as of July 15, 1999, amended and restated as of July 31, 2002, amended and restated as of May 14, 2004, and as amended by Amendment No. 1 dated October 28, 2004, and Amendment No. 2 dated May 23, 2005 (the “Agreement”).

1. Purpose. The purpose of this Amendment is to (a) amend the Agreement to modify the “Adjusted LIBOR Rate” and “Adjusted Prime Rate” payable by the Company, and (b) amend the Agreement to revise the definition of “EBITDA.”

2. Capitalized Terms. Except as expressly provided in this Amendment, all capitalized terms used in this Amendment have the meanings ascribed to them in the Agreement, and those definitions are incorporated by reference into this Amendment.

3. Amendment of Section 2.1 of the Agreement. Section 2.1 of the Agreement is amended in its entirety as follows:

Section 2.1. Interest Rate. Subject to all of the terms and conditions of this Section 2, the Company hereby promises to pay interest on the principal balance of the Loans from time to time outstanding hereunder at the rate per annum equal to the Adjusted Prime Rate or Adjusted LIBOR Rate, as designated by the Company in accordance with this Section 2.1. Each year, on the date the Company delivers to the Agent the monthly financial statements required by Section 7.1(a) for the month of May, the Company shall provide written notice to the Agent designating whether the Company desires the Adjusted Prime Rate or the Adjusted LIBOR Rate to apply to all Loans advanced or otherwise outstanding on or after May 31 of that calendar year (the “Change Date”) until the next Change Date. The Agent shall calculate the applicable interest rate using the monthly financial statements required by Section 7.1(a) for the month ending on May 31 of that calendar year and shall promptly notify the Lenders of the applicable interest rate after it completes that calculation. The interest rate selected by the Company for a Change Date (whether the Adjusted Prime Rate or the Adjusted LIBOR Rate) shall apply to all Loans advanced or otherwise outstanding until the next Change Date. If the Company fails to provide written notice to the Agent in accordance with this Section 2.1 with respect to a particular Change Date designating whether the Company desires the Adjusted Prime Rate or the Adjusted LIBOR Rate to apply to all Loans advanced or otherwise outstanding until the next Change Date, the Company waives its right to change the rate and the rate then in effect will continue until the next Change Date.

For purposes of this Agreement, (a) “Adjusted LIBOR Rate” means the total of the LIBOR Rate plus the margin specified in column (ii) below based on the Net Debt to EBITDA Leverage Ratio on the applicable Change Date, and (b) “Adjusted Prime Rate”

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means the total of the Prime Rate plus the margin specified in column (iii) below based on the Net Debt to EBITDA Leverage Ratio on the applicable Change Date. During each period in which the Adjusted LIBOR Rate applies to the Loans, that rate will be adjusted on the first day of each one (1) month period to reflect any changes in the LIBOR Rate since the last monthly adjustment date, provided however, if that day is not a Business Day, at the Agent’s option, the adjustment will be effective on the next succeeding Business Day. Likewise, during each period in which the Adjusted Prime Rate applies to the Loans, that rate will be adjusted and take effect on first day of the next billing cycle after the public announcement of a change in the Prime Rate.

(i) If the Net Debt to EBITDA Leverage Ratio on the Change Date is:	(ii) The Adjusted LIBOR Rate is LIBOR plus:	(iii) The Adjusted Prime Rate is Prime Rate plus:
Greater than or equal to 6.00	3.25%	1.00%
Greater than or equal to 5.50, but less than 6.00	3.00%	.75%
Greater than or equal to 4.50, but less than 5.50	2.75%	.50%
Less than 4.50	2.50%	.25%

4. Amendment to Schedule B to the Agreement. Schedule B of the Agreement is amended to replace the definition of “EBITDA” with the following definition:

“EBITDA” means, with respect to any period, the sum of (a) Net Income for the period, plus (without duplication and to the extent deducted in the determination of Net Income), (b) interest expense (including interest expense attributable to the Floor Plan Credit) for the period, (c) depreciation allowances (including rental depreciation) for the period, (d) amortization allowances for the period, (e) income taxes for that period, (f) expenses related to the Noncompete Agreement and Management Agreement that are paid in accordance with Section 10.6 of this Agreement, and (g) losses and expenses related to the redemption of bonds according to the Indenture, and plus or minus (h) the net change in the LIFO reserve; all consistently calculated and determined in accordance with GAAP from period to period.

5. Affirmations; Representations and Warranties. The Company confirms to the Lenders and the Agent that (a) all representations and warranties of the Company in the Financing Documents, except in each case for those that relate specifically to any earlier date, are correct in all Material respects, (b) the Company has performed and complied with all agreements and conditions contained in the Financing Documents required to be performed or complied with by it before the date of this Amendment, (c) after giving effect to this Amendment, no Default or Event of Default, violations, or other default exists under the Agreement or the Financing Documents as of the date of this Amendment, (d) the Company has not changed its jurisdiction of incorporation since July 15, 1999, and (e) the Company and RV Acquisition have not been parties to any merger, recapitalization, share exchange, or consolidation and have not succeeded to all or any

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substantial part of the liabilities of any other Person, at any time following July 15, 1999, except for the Related Transactions and the Related Transactions (as defined in the First Amended and Restated Credit Agreement). Additionally, the Company represents and warrants to the Agent and the Lenders that:

(i) the Company has the legal capacity to execute, deliver, and perform this Amendment and to perform the Financing Documents, as amended by this Amendment;

(ii) the performance by the Company of the Financing Documents, as amended by this Amendment, and the execution and delivery of this Amendment by the Company, require no authorization or approval or other action by, and no notice to or filing with, or other consent by, any Governmental Authority or other Person (other than the consent of WF under the WF Credit Agreement, which consent has been obtained and delivered to the Agent) and do not (A) contravene, or constitute a default under, any provision of any applicable law or regulation, or any agreement, indenture, judgment, order, decree, or other instrument binding upon the Company or its properties, or (B) result in the creation or imposition of any Lien on any asset of the Company;

(iii) this Amendment has been duly executed and delivered by the Company; and

(iv) the Agreement, as amended by this Amendment, constitutes the legal, valid, and binding obligation of the Company enforceable against the Company in accordance with its terms.

6. Miscellaneous. This Amendment shall be governed by the laws of the State of New York and the federal laws of the United States of America, excluding the laws of those jurisdictions pertaining to resolution of conflicts with laws of other jurisdictions. The Company shall pay on demand all fees, costs, and expenses of the Agent and the Lenders in connection with the preparation, execution, and delivery of this Amendment and all other agreements, instruments, and other documents related to the foregoing, including without limitation the fees, charges, and other expenses of counsel to the Agent and the Lenders. Except as amended by this Amendment, the Agreement remains in full force and effect. This Amendment will be effective as of October 1, 2005, when all of the following conditions precedent have been satisfied or waived in writing by the Lenders:

(a) The Company has paid all fees, costs, and expenses of the Lenders in connection with the preparation, execution, and delivery of this Amendment and all other agreements, instruments, and other documents related to the foregoing, including without limitation the fees, charges, and other expenses of counsel to the Lenders; and

(b) The Agent and the Lenders have received a written consent of Wells Fargo Foothill, Inc. (in form and substance satisfactory to the Agent and the Lenders, in their sole discretion) confirming its consent to this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered (in each of their respective capacities (including agency capacities)) as of the day and year first above written.

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LAZY DAYS’ R.V. CENTER, INC.

BY:	/s/ Charles L. Thibault
Charles L. Thibault, Vice President

BANK OF AMERICA, N.A. (as successor by merger to Banc of America Specialty Finance, Inc.), as Administrative Agent, as Collateral Agent, and as Lender

BY:	/s/ L. Ransom Burts
ITS:	Senior Vice President

KEYBANK NATIONAL ASSOCIATION, as Lender

BY:	/s/ Brian McDevitt
ITS:	Vice President

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